Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268335

Prospectus Supplement No. 21

to Prospectus dated February 3, 2023

CHILEAN COBALT CORP.

39,000,000 Shares of Common Stock

$1.33 per Share

This prospectus supplement No. 21 amends and supplements the prospectus dated February 3, 2023, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-268335) (the “Registration Statement”) and prospectus supplement No. 1 filed on March 24, 2023, prospectus supplement No. 2 filed on May 8, 2023, prospectus supplement No. 3 filed on May 15, 2023, prospectus supplement No. 4 filed on July 6, 2023, prospectus supplement No. 5 filed on July 12, 2023, prospectus supplement No. 6 filed on August 14, 2023, prospectus supplement No. 7 filed on September 27, 2023, prospectus supplement No. 8 filed on November 9, 2023, prospectus supplement No. 9 filed on February 7, 2024, prospectus supplement No. 10 filed on April 1, 2024, prospectus supplement No. 11 filed on May 8, 2024, prospectus supplement No. 12 filed on May 20, 2024, prospectus supplement No. 13 filed on June 14, 2024, prospectus supplement No. 14 filed on August 19, 2024, prospectus supplement No. 15 filed on November 14, 2024, prospectus supplement No. 16 filed on January 3, 2025, prospectus supplement No. 17 filed on February 27, 2025, prospectus supplement No. 18 filed on April 2, 2025, prospectus supplement No. 19 filed on May 15, 2025 and prospectus supplement No. 20 filed on July 24, 2025 (collectively, the “Supplements”) relating to the resale of up to 39,000,000 shares of common stock of Chilean Cobalt Corp. (the “Company,” “C3,” “we,” “our” and “us”) by the selling stockholders named in the prospectus. The foregoing prospectus, the Supplements and this prospectus supplement No. 21 are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 29, 2025.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is July 29, 2025

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 21.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2025.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2025

CHILEAN COBALT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-268335	82-3590294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1199 Lancaster Ave, Suite 107

Berwyn, Pennsylvania 19312

(Address of principal executive offices)

(484) 580-8697

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ash Lazenby to Board of Directors

On July 24, 2025, the board of directors (the “Board”) of Chilean Cobalt Corp. (the “Company”) appointed Ash Lazenby to serve as a member of the Board until his successor is elected and qualified or until his death, resignation or removal. Mr. Lazenby is expected to be a member of the Audit Committee of the Board.

Mr. Lazenby, age 40, is an advisor to the Company in addition to his role as director. From 2017 until recently, Mr. Lazenby was in various roles with Glencore AG (“Glencore”), as a senior critical minerals trader in New York and prior to that his roles were focused across finance and global trading functions in Switzerland. His roles with Glencore spanned the disciplines of spot trading, long-term structured contracts, and strategic investments into key battery supply chain players. He originated, executed and maintained various key Glencore trading partnerships, including Tesla and General Motors. Prior to his roles with Glencore, Mr. Lazenby was a natural resources sector sell-side analyst, covering small caps on up to major diversified miners and an investment banker, raising capital and executing mergers and acquisitions for resource companies.

Mr. Lazenby holds a Master of Physics from Oxford University.

On July 29, 2025, the Company approved, pursuant to the Chilean Cobalt Corp. 2023 Equity Incentive Plan and the terms of the form of Option Award Agreement provided for in the Plan, a stock option award to Mr. Lazenby of 50,000 shares (the “Award”) at an exercise price of $0.37 per share (the “Option”). Pursuant to the terms of the Option, the shares included in the Award vest immediately on July 29, 2025. The Option expires ten years after the date of award.

On July 28, 2025, the Company and Mr. Lazenby entered into a Consulting and Advisory Agreement (the “Agreement”), which provides for certain advisory services from Mr. Lazenby to the Company in exchange for 500,000 restricted stock units of the Company and reimbursement of pre-approved expenses that pertain to the provision of such services. The Agreement provides that Mr. Lazenby is an independent contractor and is not an employee or agent of the Company in his position as a consultant and advisor.

Other than as disclosed in this Current Report on Form 8-K, the Company confirms that (1) there is no family relationship between Mr. Lazenby and any director or executive officer of the Company, (2) there was no arrangement or understanding between Mr. Lazenby and any other person pursuant to which they were elected to their position with the Company, and (3) there is no transaction between Mr. Lazenby and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On July 29, 2025 the Company issued a press release regarding the appointment of Mr. Ash Lazenby to the Board. The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1†	Chilean Cobalt Corp. 2023 Equity Incentive Plan and Stock Option (Incorporated by reference to Exhibit 10.1 to Form 8-K filed with the SEC on July 6, 2023, including form of Stock Option Award as Exhibit A to that reference).

99.1	Chilean Cobalt Corp. July 29, 2025 press release (furnished herewith).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

 † Includes management contracts and compensation plans and arrangements

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHILEAN COBALT CORP

Dated: July 29, 2025	By:	/s/ Duncan T. Blount
	Name:	Duncan T. Blount
	Title:	Chief Executive Officer

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Exhibit 99.1

Chilean Cobalt Corp. Announces Appointment of Ash Lazenby to the Board of Directors

BERWYN, PA / ACCESS Newswire / July 29, 2025 / Chilean Cobalt Corp. (OTCQB:COBA) ("Chilean Cobalt" or the "Company") is pleased to announce the appointment of Ash Lazenby to its Board of Directors. Ash is an experienced critical minerals trader, battery supply chain investor, and strategic advisor.

This Board appointment further strengthens Chilean Cobalt's leadership team as the Company advances its strategic focus on becoming a key player in the battery and specialty alloys supply chain in the Americas. Ash's extensive commercial experience, deep industry relationships, and track record of executing high-impact transactions across the cobalt and broader critical minerals markets position him to provide strategic insights and connections as the Company progresses its project development goals at La Cobaltera and evaluates broader growth opportunities.

For the past eight years Ash was at Glencore, initially in Switzerland across finance and global cobalt trading functions, and then in New York as a senior critical minerals trader running the North American cobalt business and expanding the lithium portfolio. Ash's role spanned spot trading, long term structured contracts, and strategic investments into key battery supply chain players. Ash originated, executed, and maintained various key Glencore trading partnerships including Tesla and General Motors.

Ash was previously a natural resources sector sell side analyst, covering small caps through to the major diversified miners. Prior to this he was an investment banker, raising capital and executing M&A for resources companies.

Ash holds a Master of Physics from Oxford University.

About Chilean Cobalt Corp.

Chilean Cobalt Corp. is a US-based and US-listed critical minerals exploration and development company focused on the La Cobaltera cobalt-copper project in northern Chile, one of the world's few primary cobalt districts. Chilean Cobalt is committed to creating ecological and social value for all stakeholders; economic value for Chile and the Chilean communities in which it operates; and financial value for its shareholders.

Safe Harbor Statement

This news release may contain statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Examples of forward-looking statements, include, among others, statements the Company makes regarding its ability to establish "Proven" or "Probable" Reserves, as defined by the SEC under Industry Guide 7, through the completion of a Definitive Feasibility Study for the minerals that the Company seeks to produce and the inherent risks of mining, exploration, development, and processing operations that may negatively impact the business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Chilean Cobalt Corp.
Duncan T. Blount
Chairman & CEO
Duncan.Blount@chileancobaltcorp.com

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